SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              FIRST ECOM.COM, INC.
             (Exact Name of Registrant as Specified in its charter)

           NEVADA                                           98-0206967
  (State or other jurisdiction of                  (IRS Employer Identification)
   incorporation or organization)


     902, Henley Building 5,                               not applicable
      Queen's Road Central                                   (zip code)
        Hong Kong SAR
(Address of principal offices)


                                  852.2801.5181
              (Registrant's telephone number, including area code)

           Securities to be registered under Section 12(b) of the Act:
                                      NONE

           Securities to be registered under Section 12(g) of the Act:
                    Common Stock, par value $0.001 per share
                                (Title of class)



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                                TABLE OF CONTENTS

ITEM 1.    BUSINESS

ITEM 2.    FINANCIAL INFORMATION

ITEM 3.    PROPERTIES

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
           AND MANAGEMENT

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS

ITEM 6.    EXECUTIVE COMPENSATION

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ITEM 8.    LEGAL PROCEEDINGS

ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
            AND RELATED STOCKHOLDER MATTERS

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

ITEM 12.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ITEM 14.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
             AND FINANCIAL DISCLOSURE

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS




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ITEM 1. BUSINESS

General

First Ecom.com, Inc. (the "Company") plans to provide a range of secure electronic payment processing solutions and services. These e-payment services will be intended to address many existing and future needs of commerce. Designed to meet the requirements of the world's financial institutions and national banking networks, the benefits of the Company's e-payment services will be enjoyed by merchants and individual purchasers. E-payment services will enable financial transactions to be completed in a secure, low-cost and fast manner through the medium of the electronic computer network known as the Internet, as well as existing and future card switch telecommunications infrastructures. These transactions include

     o    Merchant-consumer transactions

     o    Merchant-merchant transactions

     o    Merchant application & verification services

     o    Internet commerce solutions

     o Electronic switching of credit card, debit card and stored value card and smart card transactions

     o    Point-Of-Sale transactions

     o    AutoTeller Machines

     o    Interbank funds transfers

The Company's E-payment services will feature a comprehensive range of network protocols and cryptography to provide system security. They will be common to both UNIX and Windows NT platforms and employ relational databases to provide multicurrency financial transactions processing solutions. A key design feature will be the employment of redundant internet connectivity so as to eliminate single points of contact, thus substantially reducing the chances of transaction failure.

It is important to note that the Company has only recently commenced pilot operations. It has not yet begun commercial operations and may not do so for some time. The business described herein is a description of the goals that the Company has set for itself and the solutions it plans to deliver in order to meet those goals. There can of course be no assurance that these goals will be achieved, or that the solutions will be commercially viable.

The Internet

The Internet (or the "Net") consists of an inter-connected web of computers around the world. Having started as a source of information and communication for a limited number of government departments, the Net has been transformed through improvements in both computer hardware and software. It has grown from a web of 1.3 million computers at the end of 1992 to around 60 million computers today. It is now a key economic resource, serving commerce worldwide. Not only do the new commercial services and products brought about as a result of this transformation demand that payments be processed in electronic form quickly, securely and cheaply, merchants are recognizing the Net as the preferred alternative to mail and telephone order business. From a base of $2.7 billion in 1996, on-line purchases of goods and services by consumers and businesses are expected to grow 150% through 1999 and 138% through 2000 to reach $1.3 trillion by 2003. Much more dramatically, however, the Net is now being acknowledged by financial institutions as a viable alternative to private computer networks. This is where the Company's E-payment services will be most critically needed in the short-term, and so the Company's immediate goal is to be the third party processor of electronic transactions for financial institutions. The Company intends to achieve this goal through the design and implementation of a proprietary card switch system which provides banks with both processing and approval capabilities with minimal interface costs.



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2

The First Ecom Card Switch System

The  Company  has  already   undertaken   feasibility   studies  with   national
Asia-Pacific debit-card switch providers and is presently negotiating with switch providers in Hong Kong, the Philippines, Korea and Thailand.

Each of the national switch providers makes available the connection hub into which between 25 and 45 local banks connect and seek authorization and settlement of debit card transactions undertaken through point-of -sale and ATM machines. However, credit card transactions are not supported by existing national switches and so member banks must maintain separate connections with the Visa and MasterCard networks to source credit card approval and payment processing.

The First Ecom card switch system is being designed to handle not only the full range of traditional debit card transactions, but credit and smart card transactions in addition. The system will accommodate transactions undertaken through a wide range of existing point-of-sale, ATMs and Internet-enabled devices such as personal computers, Internet kiosks and Wireless Application Protocol-enabled devices. WAP is the new technology that Nokia and Ericsson are using in their range of mobile phones designed to undertake transactions through the Internet.

Changes to switch systems of this magnitude invariably require the support of the member banks concerned. First Ecom has received the support of a number of member banks, which have identified immediate advantages.

In addition to providing traditional local debit card settlement, the First Ecom card switch system will be designed to handle connections to VISA and MasterCard networks in North America. Banks in Asia estimate that 90% of credit card transactions in any particular country are made with locally issued cards. Some 7% of transactions are made with cards issued to Asian tourists on regional visits and the balance of 3% of transactions are made with cards used by Western visitors. The First Ecom card switch system will obviate each bank's need to maintain expensive, separate connections with VISA and Master Card networks and to incur expensive per-transaction approval costs for what are in most cases entirely domestic transactions. The system will also eliminate the need to install a separate payment gateway on a bank-by-bank basis to handle internet-based commerce and to spend heavily on research and development to keep up with new technologies that are constantly hitting the market, something which few banks are able to do in any event.

The First Ecom card switch system will enable credit card authorizations at a fraction of the cost that Asian banks currently pay and will accept new technology applications such as smart cards. This strategy is intended to provide the Company with a significant income stream at an early stage from traditional credit card processing services, while e-commerce revenues are expected to take longer to develop. This strategy will also enable the Company's relationships with major banks to evolve from providing a more competitive system for traditional debit and credit card processing to forming partner programs designed to meet the e-commerce needs of banks and their merchant customers as they take shape.

Future E-Commerce Solutions

Looking further ahead to the point where the `Internet Revolution' reaches maturity, the Company aims to play a part in processing electronic commerce transactions, whether they originate from a point-of-sale device, an ATM, a mobile phone or an Internet application. Not only is the range of e-commerce transactions expanding rapidly, but the rate of transaction growth is strong and is expected to remain so for some years to come.

Since February 1999, the Company has announced the following:

     o strategic relationship with the Bank of Bermuda to provide to larger merchants Asia's first Internet credit card multicurrency payment gateway in a tax-neutral jurisdiction



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3

     o agreement to provide electronic bill presentment and payment for People's Phone, a cellular telephone operator in Hong Kong

     o engagement of Microsoft to develop software that can be used to integrate the Company's E-commerce solutions with Microsoft products

     o memorandum of understanding with Joint Electronic Teller Services Ltd., which has 51 member banks, operates over 1500 ATMs in Hong Kong and processes over 300,000 intra-bank transactions per day

     o agreement to enable Sterling Commerce to integrate the Company's E-commerce solutions in its business-to-business commerce software

     o memorandum of understanding with Hana Bank of Korea to provide it with electronic payment processing

The Company believes the long-term financial rewards from e-commerce to be very high, and the increasing growth in Internet-based commerce will play an important part. Key to the Company's technology infrastructure are the following elements, which are in various stages of installation:

     o    The use of a fault-tolerant,  highly scalable architecture, running on
          Sun   Microsystems   hardware  and   supporting  a  complete   network
          architecture

     o Use of a proven transaction switch running on UNIX-based hardware; the switch identifies the bank to which a transaction belongs and requests authorization from that bank's system

     o Multicurrency capability in order to enable non-US$ transaction processing

     o Security requirements, including digital signature, Secure Socket Layer encryption with 128-bit security, so as to create and maintain consumer confidence that the Company's systems operate at the highest industry standards

Employees

The Company has established its core base of developers and project managers in Hong Kong and intends to hire project managers in-house. The Company will initially outsource web development but is evaluating the benefits and cost savings of hiring an internal development group. The Company is in the process of establishing a network operations and e-commerce payment gateway and processing center located within the premises of Bank of Bermuda in Hamilton, Bermuda. This center will be staffed seven days a week, 24 hours a day by qualified network and transaction processing personnel.

The Company currently employs 34 full-time personnel and employee relationships are good. None of the Company's employees is a member of a labor union. The Company is in the process of building its management team by adding senior executives with a track record in the information technology industry, e-commerce, or transaction processing. These will include an experienced Chief Financial Officer, in-house lawyer, regional sales managers and sales executives, administrative managers and support personnel. Each major new project will be headed by a project manager, technical support staff and administrative support staff.

Market

The immediate market for the Company's services is the electronic payment processing for financial institutions for e-commerce transactions entered into by their merchant customers. To-date, two industry sectors have dominated e-commerce: computer hardware & software sales, and supporting functions within the travel business. The majority of remaining online commerce consists of the sale of miscellaneous consumables, including books, music, videocassettes, apparel, gifts, flowers, food and beverages. Several service sectors are now emerging to further fuel



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4

the  demand  for  e-commerce.  These  include  on-line  stockbroking,   banking,
insurance,   telecommunications,   education,   and  technical  &   professional
publications & information.

The number and nature of commercial websites changes daily, with portals becoming ever easier to use and increasingly sophisticated. There were 414,000 such sites at the beginning of 1998 and this figure has been projected to rise to 1.6 million by end 2002. These websites offer an increasing array of goods and services, including computer hardware and software, travel arrangements, entertainment, financial services, and education. In order to sell these goods and services, banks and their e-merchant customers must be able to accept and process transactions on widely-held credit cards such as MasterCard, Visa and American Express, and in as many currencies as possible.

Nearly 50% of households in the United States today have access to e-commerce via the Internet. Although the penetration is lower in Asia, it is growing rapidly. In Hong Kong, for example, only 20% of households have Internet access, but this figure is increasing at an annual rate of 20%. Against this background, however, fully 92% of total e-commerce is currently generated through websites hosted in the United States, principally because only merchants in the United States currently have access to satisfactory e-commerce solutions.

The First Ecom e-commerce solution will meet not just the e-commerce demands of non-US merchants, but the multicurrency dimension should prove attractive to US banks and their merchants, so that, for example, purchasers in Japan may transact in Yen rather than United States dollars. At the moment, a US merchant looking to offer e-commerce to foreign purchasers must establish a banking relationship (and in many cases a local presence) in each foreign country, which in turn forces the merchant to integrate its systems with many banks, and pay taxes in each jurisdiction where it has established a presence. However, the Company's system will enable e-merchants to meet the requirement to transact in the currency of the customer's choice and will not require the payment of taxes in any country in which the e-merchant would not otherwise be taxed.

Sales and Marketing

The Company plans to be the third party processor of electronic transactions for many of the world's financial institutions and their merchants. The Company will initially focus its efforts in Hong Kong and other Asian target markets. The Company plans to establish marketing offices in Japan, Taiwan, Korea, the Philippines, Germany, the United Kingdom, Brazil, Canada and the United States.

The Company plans to offer payment gateway services to banks and their e-merchants. The Company may selectively invest in key strategic customers but has no firm plans to do so at this time and is not involved in any negotiations about any such investment at this time. In Hong Kong, the Company has already secured an important relationship with People's Telephone whereby the Company has begun to implement a comprehensive bill presentment and payment system that will offer all customers the option of paying their telephone bills online. The Company will pursue similar relationships with airlines, telecom service providers, utilities, established e-commerce retailers, and major traditional retailers looking to build an e-commerce presence, particularly on a global basis.

The Company has begun the process of marketing to banks, many of whom are unable to process credit card transactions and serve e-merchants effectively. The Company plans to extend this effort throughout Asia.

Websites, portals and ISP's are also potentially important channels. ISP's have begun offering e-commerce services and hosting storefronts and e-malls. The Company aims to select as channel partners a select number of websites, portals and ISP's with particular regional or global profiles.

E-commerce website designers are also in a key position to refer business to the Company since they are responsible for designing and integrating payment links. The Company has established a strong relationship with US Web/CKS, a large and influential web design company.

Integral  to all of these  strategies  is the  hiring  of  experienced  business
development  and  sales  professionals.   The  Company  commenced  hiring  sales
professionals in July 1999 and located one each in Korea and the Philippines.




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5

Competition

As the Company enters the e-commerce market, it expects competition to come from three sectors. First, many of the largest e-commerce merchants have installed customized systems, enabling them to process payments in-house. Second, a small number of major banks process e-commerce transactions themselves. Finally, several Commerce Service Providers ("CSP"), provide Internet processing services on behalf of the e-commerce merchants they host. Many of these competitors are substantially larger than the Company and have much greater resources at their disposal.

The Company

The Company was incorporated on February 12, 1999 in the state of Nevada in the United States. On February 12, 1999, before issuing any shares of capital stock, the Company consummated an agreement and plan of merger with JRL Resources Corp. ("JRL"), a Florida corporation, whereby each of JRL's 12,040,000 outstanding shares of common stock was converted into a share of the Company's common stock. Shortly before this merger, JRL had acquired all the outstanding capital stock of First Ecommerce Asia Limited, the Company's Hong Kong subsidiary. The Company's headquarters are presently located at 8th Floor, Henley Building, 5, Queen's Road Central, Hong Kong SAR.

Risk Factors

An investment in the Company's common stock involves a high degree of risk. Investors should consider the following risk factors and the other information in this registration statement carefully before investing in the Company's common stock. The Company's business and results of operations could be seriously harmed and the trading price of the Company's common stock could decline should any of these risks come to fruition.

The Company's Limited Operating History May Prevent it From Achieving Success

The Company's date of inception was September 16, 1998. It has a limited operating history, which may prevent it from achieving success. The Company's revenue and income potential are unproven. It will encounter challenges and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. It may fail to address any of these challenges and the failure to do so would seriously harm the Company's business and operating results. In addition, because of the Company's limited operating history, it has limited insight into trends that may emerge and affect the Company's business.

The Company has Incurred Losses and Expects Future Losses

The Company has experienced operating losses in each period since inception and expects to incur significant losses in the future. On June 30, 1999, the Company had an accumulated deficit of $1.3 million. The Company expects to increase its operating expenses significantly. As a result, the Company will need to increase its revenues significantly to achieve and maintain profitability. The Company's failure to increase its revenues significantly would seriously harm the Company's business and operating results. In fact, the Company may not have any revenue growth.

Future Operating Results Remain Uncertain

The Company's quarterly operating results will likely vary significantly in the future. As a result, period-to-period comparisons of the Company's operating results will not be meaningful and should not be relied upon as indicators of the Company's future performance. In the future, the Company's operating results may be below the expectations of securities analysts and investors. The Company's failure to meet these expectations would likely depress the market price of the Company's common stock. Operating results will vary depending on a number of factors, many of which will be outside the Company's control.


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6

The Company Expects Significant Increases in Operating Expenses

     o    The Company intends to increase operating expenses as it:

          o Increases sales and marketing activities, including expanding the Company's sales force;

          o    Increases technical support and development; and

          o    Expands customer support.

With these additional expenses, the Company must significantly increase its revenues in order to become profitable. These expenses will be incurred before the Company generates any revenues by this increased spending. If the Company does not significantly increase revenues from these efforts, the Company's business and operating results would be seriously harmed.

The Company Depends on the Growth of Its Customer Base

The Company's success is substantially dependent on the growth of its customer base. If it fails to increase its customer base, its business and operating results would be seriously harmed. The Company's ability to attract customers will depend on a variety of factors, including the reliability, security, and cost-effectiveness of the Company's products and services as well as the Company's ability to market its products and services effectively.

The Company's Markets Are Highly Competitive

The Company's markets are new, rapidly evolving and highly competitive, and it expects this competition to persist and intensify in the future. The Company's failure to maintain and enhance its competitive position could seriously harm its business and operating results. It will encounter competition from a number of sources.

Competitors may bundle their products in a manner that discourages users from purchasing the Company's services. Furthermore, new competitors, or alliances among competitors may emerge and acquire significant market share. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than the Company can.

The Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company does. Many of these competitors have extensive customer bases and strong customer relationships that they could leverage, including relationships with many of the Company's current and potential customers. These competitors also have significantly more established customer service organizations than the Company does. In addition, these competitors may adopt aggressive pricing policies.

The Company Needs to Develop and Expand Its Sales and Marketing Capabilities

The Company needs to expand its marketing and sales operations in order to increase market awareness of the Company's services and generate increased revenues. Competition for qualified sales personnel is intense, however, and the Company may not be able to hire enough qualified individuals in the future. The Company's services require sophisticated sales effort targeted at senior management of the Company's prospective customers. New hires require extensive training to achieve full productivity. In addition, the Company has limited experience in marketing the Company's services broadly to a large number of potential customers.

The Company Must Manage Its Growth and Expansion

The Company's historical growth has placed, and any future growth is likely to continue to place, a significant strain on the Company's resources. Any failure to manage growth effectively could seriously harm the Company's business and operating results. To be successful, the Company will need to implement management information



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7

systems, improve operating, administrative, financial and accounting systems and controls, train new employees and maintain close coordination among executive, technical, accounting, finance, marketing, sales and operations organizations. In addition, the Company's growth has resulted, and any future growth will result, in increased responsibilities for management personnel.

The Company Must Retain and Attract Key Personnel

The Company's success depends largely on the skills, experiences and performance of the members of its senior management and other key personnel. The Company may not be successful in attracting, assimilating or retaining qualified personnel in the future. If it loses one or more of these key employees, the Company's business and operating results could be seriously harmed. In addition, the Company's future success will depend on the Company's ability to continue attracting and retaining highly skilled personnel. Like other companies in Hong Kong the Company faces intense competition for qualified personnel.

Year 2000 Issues Could Affect The Company's Business

If the Company's systems do not operate properly with respect to date calculations involving the Year 2000 and subsequent dates, it could incur unanticipated expenses to remedy any problems, which could seriously harm the Company's business.

The Company's Future Capital Needs Are Uncertain

The Company needs to raise funds, and funds may not be available on favorable terms or if at all. Failure to obtain funds on favorable terms could seriously harm the Company's business and operating results. Futhermore, if the Company issues additional equity securities, stockholders may experience dilution, and the new equity securities could have rights senior to those of the holders of the Company's common stock. If the Company cannot raise funds on acceptable terms it will not be able to continue.

The Company Depends on Continued Use of the Internet and Growth of E-commerce

Rapid growth in the use of the Internet has occurred only recently. As a result, its acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

The Internet may not be accepted as a long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. The Company's success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the necessary speed, data capacity, security and hardware for reliable Internet access and services.

Thin Public Market for The Company's Common Stock; Stock Price May Fluctuate

The Company's common stock is very thinly traded. Its trading price may not be an accurate reflection of the Company's value. The market price of the Company's common stock may fluctuate significantly in response to a number of factors, some of which are beyond the Company's control, including:

o    Quarterly variations in operating results;

o    Changes in financial estimates by securities analysts;

o    Announcements   by  the  Company  or  its   competitors  of  new  products,
     significant contracts, acquisitions or strategic relationships;



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8

o    Additions or departures of key personnel;

o    Future sales of the Company's common stock or other securities; and

o General stock market price and volume fluctuations, which are particularly common among securities of Internet-related companies.

Future Sales of Shares Could Affect The Company's Stock Price

If the Company's stockholders sell substantial amounts of the Company's common stock in the public market, the market price of the Company's common stock could fall. Substantially all of the Company's outstanding common stock is eligible for sale in the public market immediately.

Shareholders Will Receive No Dividends

The Company has never paid dividends and has no current plans to do so. Given the Company's financial position, it is unlikely that it will pay any dividends in the foreseeable future. The Company plans instead to retain earnings, if any, to fund internal growth.

Special Note Regarding Forward-Looking Statements

This document contains forward-looking statements. These statements relate to future events or the Company's future financial performance. In some cases, one can identify forward-looking statements by terminology. For example, "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue", or the negative of these terms or other comparable terminology, indicate forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, one should specifically consider various factors, including the risks outlined in the Risk Factors section. These factors may cause the Company's actual results to differ materially from any forward-looking statement.

Although it believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this registration statement to conform them to actual results or to changes in the Company's expectations.

9

ITEM 2. FINANCIAL INFORMATION

          Selected Financial Data.

                                            From September 16, 1998    Six Months ended
                                            (date of inception) to     June 30, 1999 and
Statement of Operations Data                December 31, 1998          cumulative since inception
----------------------------                -----------------          --------------------------

Revenues                                             $ --                     $        --

General and administration expenses                    --                     $ 1,298,569
Other income (expense)
         Interest income                               --                          12,827
         Interest expense                              --                             (57)
                                                                               ----------
                                                                                   12,770
Net loss for the period                                --                      (1,285,799)
                                                     ====                      ==========
Basic and diluted loss per share
   applicable to common stockholders                 $ --                     $     (0.12)
                                                     ====                      ==========

Weighted average shares used in
    computing per share amounts                        --                      10,575,470
                                                     ====                      ==========




Balance sheet data                          December 31, 1998                June 30, 1999
------------------                          -----------------                -------------

Current Assets                                       $ --                     $   793,421
Property and Equipment                                 --                         523,443

Total Assets                                           --                       1,316,864

Deferred Rent                                          --                          37,223

Obligations under capital lease (excluding
    current installment)                               --                           2,976

10

     Management's Discussion and Analysis of Financial Position and Results of Operations

General.

The only material financial transactions have been capital raising and paying costs of forming the Company and commencing limited operations. The Company is a corporation with a limited operating history. Its date of inception was September 16, 1998. It is a development stage company with no operating revenues to date. The Company expects to derive revenues from one-time initiation fees when e-merchants establish accounts with it and from ongoing fees that will be both fixed and variable with the size of the transaction being processed. The Company has insufficient operating history on which to base an evaluation of its business and prospects. Any such evaluation must be made in light of the risks frequently encountered by companies in their early states of development, particularly for companies in the rapidly evolving sector related to the Internet. Among the risks faced by the company are the absence of an established customer base, lack of a significant presence in the marketplace, untested operating capacity, unproven business model and the need for additional capital. There is no assurance that the Company will be successful in addressing these risks and if it fails to do so its financial condition and results of operations would be materially adversely affected.

Results of Operations.

Because the Company's date of inception was September 16, 1998, no period to period comparison of operations is possible. Operating expenses incurred through June 30, 1999 were $1,298,569, and represent the cost of forming the Company, building its infrastructure, hiring and paying employees, and advertising and marketing. As of June 30, 1999, the Company had an accumulated deficit of $1,285,799 and as of September 30, 1999, an accumulated deficit of $3,514,963.

Liquidity and Capital Resources.

On March 3, 1999, the Company issued 500,000 shares of Common Stock at $4.00 per share to raise $2,000,000 in working capital. On August 10, 1999, the Company issued a promissory note in principal amount of $1,000,000 at par to raise working capital. This note bears interest at the rate of 12% per annum, matures on November 10, 1999 and is convertible into Common Stock at the option of the holder at $8.00 per share. This Note was accompanied by five-year warrants to purchase 100,000 shares of Common Stock at $8.50 per share, the last trade price on August 6, 1999. On September 8, 1999, the Company issued 166,667 shares of Common Stock at $9 per share to raise $1,500,000 of working capital. These financings represent the sole source of the Company's working capital to date. In September 1999, the Company paid $1,500,000 to a consultant in full satisfaction of an obligation under a Consulting Agreement dated for reference March 5, 1999 pursuant to which the consultant will render services to the Company through August 31, 2000.

On September 27, 1999, the Company had $266,000 of cash, cash equivalents and marketable securities available to fund operations. At the rate the Company is currently using cash, this amount will be used up within 25 days. In order to remain a going concern, the Company must raise more capital within that time.

In order to implement its plans through June 30, 2000, the Company estimates that it will require $30,000,000. Failure to raise this amount will have a material adverse effect on the financial position and results of operation of the Company. There can be no assurance that the Company will be able to raise any more working capital, and any such financing may be on terms that are extremely dilutive to the existing shareholders.

Year 2000 Issues.

Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software may produce erroneous results or fail unless they have been modified or upgraded to process date information correctly.
Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. The Company recognizes the need to ensure that its operations will not be adversely affected by Year 2000 software problems.

11

The Company has completed its assessment of the Year 2000 issues in the software contained in its internal systems. Based on its current assessment, the Company has determined that the consequences of the Year 2000 issues with respect to its internal systems will not have a material effect on its business, results of operation or financial condition. The cost of this assessment to the Company was not material. All software and systems installed hereafter will be tested and verified for Year 2000 readiness at the time of installation at no additional cost.

The Company has made inquiries of third parties it has identified as presenting a material risk to the Company if they experience Year 2000 problems. The
Company has been unable to determine the Year 2000 readiness of these third parties. In addition, there are many third parties that have not been identified by the Company whose Year 2000 problems would have a material adverse affect on the Company. The Company's proposed business depends on the smooth operation of the Internet. Should Year 2000 problems experienced by any third party materially impede the operation of the Internet, the Company will be materially adversely affected. As a result of the foregoing, the Company cannot determine whether it will be materially adversely affected by the Year 2000 problems of third parties.

The reasonable worst case Year 2000 scenario for the Company would include the substantial or complete shutdown of the Internet or the Bank of Bermuda or the major credit card companies. This eventuality would cause the Company to cease operations until the Year 2000 problems were corrected. The Company has no contingency plan for dealing with this scenario and is not planning to develop one.

Item 3. PROPERTIES.

The Company does not own any real property. It leases 8,740 square feet of office space at the address of its headquarters in Hong Kong for $41,890 per month. This lease expires on March 21, 2001. The Company also occupies office space for network operations and processing center rent-free on the premises of the Bank of Bermuda in Bermuda. The Company believes that its present facilities are adequate to meet its current business requirements and that suitable facilities for expansion will be available when necessary.

Item 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the current beneficial ownership of the Company's common stock by (i) each person known by the Company to beneficially own five percent or more of the Company's outstanding common stock, (ii) the Company's Chief Executive Officer and Directors and (iii) all of the Company's Executive Officers and Directors as a group. Except as otherwise indicated, all shares of Common Stock are beneficially owned, and investment and voting power is held, by the person named as owner.

   Name and Address of             Number of Shares         Percentage Ownership
     Beneficial Owner             Beneficially Owned

Gregory M. Pek                         1,750,000(1)                  13.0%
Ravi K. Daswani                        1,750,000(1)                  13.0%
Ermanno Pascutto                         450,000(1)                   3.2%
Cody Cain                                100,000(1)                   0.7%
Executive Officers and Directors       4,520,000(2)                  33.0%
   as a group

(1)  Includes options to purchase 100,000 shares of common stock.

(2)  Includes options to purchase 870,000 shares of common stock.

12

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The names, ages, and terms of office of directors and executive officers of the Company are set forth below:

Name                                           Position With Company
----                                           ---------------------
Gregory M. Pek (1)                             Director, President, and Chief
                                               Executive Officer
Ravi K. Daswani (1)                            Director, Senior Vice President,
                                               Chief Operating Officer
Ermanno Pascutto (1)                           Director
Cody Cain (1)                                  Director
Raymond Chan                                   Director of Payment Processing
                                               Systems
Christopher M. Fox                             Chief Technology Officer
Paul W. Fok                                    Project director
Anders Green                                   Country Manager-Philippines
Lee Choong Wan                                 Country Manager-Korea
John R. Brewer                                 Corporate Secretary

-----------
(1)  Member of the Company's Board of Directors

Gregory M. Pek, 44, has been a Director of the Company and President and Chief Executive Officer of the Company since March 3, 1999 and has been a Director of First Ecommerce Asia Limited since its inception. He was from March 1994 to February 1999 an executive officer of David Resources Company Limited, Kong Tai International Holdings Company Limited and from 1998 to February 1999 a director of Singapore Hong Kong Properties Investment Limited. Before 1994, Mr. Pek was a director and officer of a number of public companies in Canada. Mr. Pek has broad business experience in the United States, Canada and Hong Kong in manufacturing, marketing, finance, regulatory issues and acquisitions.

Ravi K. Daswani, 32, has been a Director of the Company and Senior Vice President and Chief Operating Officer of the Company since March 3, 1999 and has been a Director of First Ecommerce Asia Limited since its inception. He was from December 1997 to December 1999 the managing director and co-owner of Asia Internet Limited, a Hong Kong Internet service provider. During his tenure with Asia Internet, Daswani helped establish Sing web Pte Ltd., a Singapore-based Internet service provider. Mr. Daswani has established international operations trading in dry goods, consumer electronics, apparel and Internet services.

Ermanno Pascutto, 46, has been a Director of the Company since March 3, 1999. He is a Canadian and Hong Kong lawyer with extensive experience in securities regulation and corporate governance. Mr. Pascutto is a former deputy chairman and executive director of the Hong Kong Securities and Futures Commission where, among other things, he was involved in the regulation of listed companies. Prior to his five years with the SFC, he was executive director and chief operating officer of the Ontario Securities Commission. Mr. Pascutto is currently a partner with Goodman Phillips & Vineberg working in the in Toronto and Hong Kong offices of the firm.

Cody Cain, 31, has been a Director of the Company since May 31, 1999. He is the Partner for the Asia Pacific Region of USWeb/CKS Corporation, an Internet consulting company. Mr. Cain joined USWeb when it acquired Gray Peak Technologies, a computer network infrastructure consulting company where he was the Managing Director and founder of the Hong Kong office. Prior to joining Gray Peak, Mr. Cain was a National Sales Manager of China for Nike, and prior to that he was the Business Development Director for Icon CMT Corp., an Internet service provider based in New York. In 1995, prior to joining Icon CMT Corp., Mr. Cain was a founder and Director of Find Publishing, an online marketing database company based in the United Kingdom. From 1992-1994, Mr. Cain worked for the Asian Sources Media Group, first in Taiwan as an Account Manager and then later as the Marketing Manager for the UK office, which he founded in 1993.

13

Raymond Chan, 59, has been director of Payment Processing Systems since June 1, 1999. Before joining the Company, he spent 17 years at Visa International where he was instrumental in creating and establishing Visa's Greater China business which now has a market share exceeding 70 percent in China, Hong Kong, Macau and Taiwan. Mr. Chan also made significant contributions to the design and architecture of the Visanet system worldwide.

Christopher M. Fox, 34, Chief Technology Officer, joined the Company on April 15, 1999 from The Web Connection, a Hong Kong web design and online advertising agency. Before joining the Company he worked on broadband services for Hongkong Telecom. Mr. Fox began his career at Microsoft Corporation and has established Internet related businesses in New Zealand and the United States, including a commercial Internet service provider and an e-commerce solutions company.

Paul W. Fok, 46, has been Project director since 12 July 1999. From October 1989 to October 1997 he was a senior manager and manager of Cable and Wireless HKT and from October 1997 to December 1998 he was the Head of Technical Development in The Stock Market Channel Limited, a subsidiary of Reuters. From February 1979 to October 1989, he was the project manager of Telstra Australia and Hutchison Whampoa Limited. Mr. Fok has extensive project management experience covering telecommunications, financial services, regulatory accounting and the retail sectors.

Anders Green, 43, has been Country Manager, Philippines, since August 1, 1999 and brings to the Company 19 years of marketing experience, 15 of which have been gained in Asia. Mr. Green was marketing manager for Richurst Limited of Hong Kong, providing real estate and financial services, before spending 12 years as proprietor and CEO of Sky International Consultancy where he represented European businesses seeking to do business in Asia. In 1997 Mr. Green formed Verve Media Technology, which provides Internet web page design and e-commerce consultancy services.

Lee Choong Wan, 46, has been Country Manager, Korea, since September 15, 1999. Mr. Lee holds an MBA from Wharton and is a banker by training. Mr. Lee was previously executive director, business development, with GE International's Korea office, responsible for developing new business in the financial sector, before joining President & CEO of VISA International (Asia Pacific) Korea Limited where over an eight year period he built VISA Korea from a one-man operation into VISA's second largest Asia Pacific operation.

John R. Brewer, 43, joined as Corporate Secretary in September, 1999. Mr. Brewer has over 20 years' experience as corporate secretary and in-house counsel of major public companies in Hong Kong, Australia and the U.K. His 17 years of experience in Hong Kong include over ten years as a representative on various governmental and regulatory committees dealing with law reform and securities regulation.

Item 6. EXECUTIVE COMPENSATION.

Directors may be paid a fixed sum for attendance at each meeting or a stated salary as a director over and above their executive salaries. Directors also have been granted options to purchase the Company's common stock for $7.65 per share (85% of the fair market value on the date of grant) as set forth below:

                                                      Number of
                    Name                               Options
                    ----                               -------
                    Gregory M. Pek                     100,000
                    Ravi K. Daswani                    100,000
                    Ermanno Pascutto                   100,000
                    Cody Cain                          100,000

In addition to the options set forth above, senior management as a group has been granted options to purchase 775,000 shares for $7.65 per share (85% of the fair market value on the date of grant.) Half of these vest in June 2000 and half vest in June 2001.

14

The Company paid no Executive Officer more than $10,000 in 1998. Mr. Pek and other Executive Officers have employment agreements with the Company that entitle them to an aggregate of $1,010,000 per year. The law firm of which Mr. Pascutto is a partner renders legal services to the Company from time to time and charges the Company its usual rates plus out of pocket disbursements for doing so. During the six months ended June 30, 1999, the Company paid that firm $61,629.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Messrs. Pek and Daswani formed First Ecommerce Asia Limited in 1998. Mr. Pek contributed $1,507 to that company and Mr. Daswani contributed $1,507. In return, each received one-half of the outstanding common stock of that company. On January 28, 1999, JRL Resources Corp. acquired that company for 3, 015,000 newly issued shares of the common stock of JRL and 985,000 already-outstanding shares of common stock of JRL (from JRL shareholders), of which Messrs. Pek and Daswani each received half. On February 12, 1999, JRL merged with and into the Company and in connection with the merger the JRL common stock of each of Messrs. Pek and Daswani was converted into 2,000,000 shares of the Company's common stock.

A company of which Mr. Daswani is a director and shareholder received $154,543 from the Company for services rendered during the nine months ended September 30, 1999.

The Directors and management of the Company have been granted options to purchase the Company's common stock. A law firm of which a director is a partner has received legal fees. See Item 6 Executive Compensation.

On July 21, 1999, the Company entered into an agreement with US Web Corporation pursuant to which the Company will pay $231,000 for technology development services for one year. Mr. Cain is an affiliate of US Web Corporation.

The Company believes that the above transactions are on terms at least as favorable to it as could have been obtained in an arm's length transaction.

Item 8. LEGAL PROCEEDINGS.

At the date of this registration statement, the Company is not involved in any litigation and does not have any pending claims. The Company's management is not aware of any threatened claims or the basis therefor.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's common stock has traded on the OTC Bulletin Board under the symbol "FECC" since March 8, 1999. The following table sets forth the high and low closing prices for the common stock for the periods indicated.

1999                             High                           Low
----                             ----                           ---

Third Quarter                   $11.38                         $6.69
Second Quarter                   12.13                          5.88
First Quarter                     7.25                          2.25

As of September 30, 1999, there were approximately 24 holders of record of the common stock. On October 18, 1999, the closing sales price of the Company's common stock was $6.75 per share.

The Company has not paid any cash dividends on its Common Stock and does not presently intend to do so. Future dividend policy will be determined by its Board of Directors on the basis of its earnings, capital requirements, financial condition and other factors deemed relevant.

15

The transfer agent and registrar of the Company's Common Stock is Nevada Agency and Trust Company, 50 West Liberty, Suite 880, Reno, Nevada 89501.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES.

The Company (then known as Vantage Sales Corp.) issued 1,025,000 shares of its common stock to 26 persons on November 14, 1996 for an aggregate of $5,025. This issuance was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 504.

The Company (then known as JRL Resources Corp.) issued 3,015,000 shares of its common stock to the shareholders of First Ecommerce Asia Limited on January 28, 1999 in return for all the outstanding equity of that company. This issuance was exempt from registration pursuant to Regulation S. On the same date, the Company (then known as JRL Resources Corp.) issued 8,000,000 shares of its common stock to financial advisors for services rendered in connection with organizational activities at a deemed value of $308,000, which includes $8,000 of cash received. This issuance was exempt from registration pursuant to Regulations D and S.

The Company issued 500,000 shares of its common stock to a single investor outside the United States on March 3, 1999 at a price of $4.00 per share. This issuance was exempt from registration pursuant to Regulation S.

The Company issued its 12% promissory note due November 10, 1999 in principal amount of $1,000,000 at par to a single investor on August 10, 1999. This note is convertible into shares of the Company's common stock at the rate of $8 per share. The note was accompanied by five-year warrants to purchase 100,000 shares of the Company's common stock for $8.50 per share. These issuances were exempt from registration pursuant to Regulation S.

On September 8, 1999, the Company issued 166,667 shares of its Common Stock to a single investor outside the United States at a price of $9 per share. The issuance was exempt from registration pursuant to Regulation S.

Item 11. DESCRIPTION OF SECURITIES

The authorized common stock of the Company consists of 200,000,000 shares at a par value of one mill ($0.001) per share. A total of 12,706,667 shares of common stock are presently issued and outstanding. Also outstanding are options held by the Company's Directors and management and warrants held by a third party to purchase an aggregate of 1,275,000 shares of common stock.

Holders of common stock are each entitled to vote for each share standing in his or her name in the books of the Company. Holders of the common stock do not have subscription, redemption, conversion or preemptive rights. The outstanding shares of common stock are fully paid and non-assessable. Each share of common stock is entitled to participate pro rata in distribution upon liquidation and to one vote on all matters submitted to a vote of stockholders. The holders of common stock may receive cash dividends as declared by the Board of Directors out of funds legally available therefor. Holders of the common stock are entitled to elect all Directors. The holders of the common stock do not have cumulative voting rights, which means that the holders of more than half of the shares voting can elect all of the Directors and the remaining holders will not be able to elect any Directors.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company will indemnify and hold harmless its directors and officers from any action, suit or proceeding whether civil, criminal, or administrative, or investigative, to the fullest extent legally permissible under the General Corporate Law of the State of Nevada. No director or officer shall have any personal liability to the Company or its stockholders from damages for breach of fiduciary duty as a Director or Officer, except that Directors and Officers may be held liable to the Company or its stockholders for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes. The Directors may cause the Company to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Company.

16

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or third parties controlling the Company pursuant to Nevada law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     See attached financial statements beginning on page F-1

Item 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None

Item 15. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  See Index to Financial Statements on page F-1

     (b)  Exhibits

          3.1  Articles of Incorporation

          3.2  By-laws

          4.1  Specimen stock certificate

          21.1 List of subsidiaries

          27.1 Financial Data Schedule

17

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     FIRST ECOM.COM, INC.




                                     By: /s/ Gregory M. Pek
                                         ---------------------------------------
                                         Gregory M. Pek, Chief Executive Officer
Dated: October  20, 1999

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998



                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors' report to the Board of Directors and
         Stockholders of First Ecom.com, Inc. ...............................F-2
Consolidated balance sheet at June 30, 1999 (unaudited) and
         at  December 31, 1998 (audited).....................................F-3
Consolidated Statement of Operations for the six months ended
         June 30, 1999 (unaudited) and for the period from
         September 16, 1998 (date of inception) to December 31, 1998
         (audited)...........................................................F-5
Consolidated Statement of Stockholders' Equity for the six months ended
         June 30, 1999 (unaudited) and for the period from
         September 16, 1998 (date of inception) to December 31, 1998
         (audited)...........................................................F-6
Consolidated Statement of Cash Flows for the six months ended June 30, 1999
         (unaudited) and for the period from September 16, 1998 (date of inception) to December 31, 1998 (audited)...........................F-7
Notes to Consolidated Financial Statements for the six months ended
         June 30, 1999 (unaudited) and for period from September 16, 1998
         (date of inception) to December 31, 1998 (audited)..................F-9

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998



Independent Auditors' Report to
The Board of Directors and Stockholders
First Ecom.com, Inc.


We have audited the accompanying consolidated balance sheet of First Ecom.com, Inc. and subsidiaries (a group of companies in development stage) (together "the Group") as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 16, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Hong Kong and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Ecom.com, Inc. and subsidiaries (a group of companies in development stage) as of December 31, 1998, and the results of their operations and their cash flows for the period from September 16, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Group is not generating cash flows from operations and does not have adequate working capital sufficient to fund expected capital and operating requirements through its development stage. This condition raises substantial doubt about the Group's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG

Hong Kong, August 12, 1999

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998



Consolidated balance sheet at June 30, 1999 and December 31, 1998

(Expressed in United States Dollars)


                                                               June 30,
                                                                   1999     December 31, 1998
                                              Note          (unaudited)
                                                             US$                 US$
Assets

Current assets

Cash and cash equivalents                                        344,181           --
Advances to employees                                             65,980           --
Amounts due from stockholders                                      2,329           --
Other receivables and prepaid expenses                           380,931           --
                                                               ---------       ---------

Total current assets                                             793,421           --

Property and equipment                         5                 523,443           --
                                                               ---------       ---------

Total assets                                                   1,316,864           --
                                                               =========       =========

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998



Consolidated balance sheet at June 30, 1999 and December 31, 1998 (continued)

(Expressed in United States Dollars)

                                                                               June 30,
                                                                                   1999         December 31,
                                                             Note           (unaudited)                 1998
                                                                                    US$                  US$
Liabilities and stockholders' equity

Current liabilities


Current instalments of obligations under capital lease         6                  1,624                 --
Accounts payable                                                                165,003                 --
Accrued expenses                                                                 58,065                 --
                                                                              ---------            ---------

Total current liabilities                                                       224,692                 --

Deferred rent                                                                    37,223                 --
Obligations under capital lease, excluding current
   instalments                                                 6                  2,976                 --
                                                                              ---------            ---------

Total liabilities                                                               264,891                 --

Stockholders' equity

Common stock, $0.001 par value
Authorised
   2 and 200,000,000 shares at December 31, 1998 and
   June 30, 1999 respectively;
Issued and outstanding shares
    As of December 31, 1998 -  2 shares
    As of June 30, 1999 - 12,540,000 shares                                      12,540                 --
Additional paid-in capital                                                    2,325,232                 --
Deficit accumulated during the development stage                             (1,285,799)                --
                                                                              ---------            ---------


Total stockholders' equity                                                    1,051,973                 --
                                                                              ---------            ---------

Total liabilities and stockholders' equity                                    1,316,864                 --
                                                                              =========            =========


See accompanying notes to financial statements.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


Consolidated statement of operations
for the six months ended June 30, 1999 and for the period from September 16, 1998 (date of inception) to December 31, 1998

(Expressed in United States Dollars)

                                                                         For the six
                                                                        months ended
                                                                        June 30,1999       From September 16,
                                                                      and cumulative            1998 (date of
                                                                     since inception            inception) to
                                                                         (unaudited)        December 31, 1998
                                                                                 US$                      US$

Operating expenses
General and administration expenses
   Salaries                                                                  343,083                       --
   Stock compensation costs                                                   30,672
   Organisational costs                                                      300,000                       --
   Advertising and promotion                                                 151,940                       --
   Legal and professional fees                                               216,770                       --
   Travelling                                                                108,317                       --
   Others                                                                    147,787                       --
                                                                          ----------               ----------

                                                                          (1,298,569)                      --

Other income/(expenses)
Interest income                                                               12,827                       --
Interest expense                                                                 (57)                      --
                                                                          ----------               ----------

                                                                              12,770                       --
                                                                          ----------               ----------

Net loss for the period                                                   (1,285,799)                      --
                                                                          ==========               ==========

Basic and diluted loss per share applicable to
  common stockholders                                                          (0.12)                      --
                                                                          ==========               ==========

Weighted average shares used in computing per
  share amounts                                                           10,575,470                       --
                                                                          ==========               ==========

See accompanying notes to financial statements.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998



Consolidated statement of stockholders' equity for the six months ended June 30, 1999 and for the period from September 16, 1998 (date of inception) to December 31, 1998

(Expressed in United States Dollars)

                                                                                          Deficit
                                                                                      accumulated    Total stock-
                                                                     Additional        during the        holders'
                                                          Common        paid-in       development         equity
                                             Note          stock        capital             stage
                                                             US$            US$               US$            US$
Consolidated statement of stockholders'
   equity for the period from September
   16, 1998 (date of inception) to
   December 31, 1998

Balance at September 16, 1998                  1              --             --               --              --
                                                          ------      ---------        ---------       ---------

Balance at December 31, 1998                                  --             --               --              --
                                                          ======      =========        =========       =========
Consolidated statement of stockholders'
   equity for the six months ended June
   30, 1999 (unaudited)

Balance at December 31, 1998                                  --             --               --              --

Impact of merger with JRL Resources
   Corp.                                       1           4,040         (4,940)              --            (900)

Issuance of 8,000,000 shares of common
   stock for organisational costs              1           8,000        300,000               --         308,000

Secondary common stock offering of
   500,000 shares                              1             500      1,999,500               --       2,000,000

Stock-based compensation                                                 30,672                           30,672

Net loss for the period                                       --             --       (1,285,799)     (1,285,799)
                                                          ------      ---------        ---------       ---------

Balance at June 30, 1999                                  12,540      2,325,232       (1,285,799)      1,051,973
                                                          ======      =========        =========       =========

See accompanying notes to financial statements.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998



Consolidated statement of cash flows
for the six months ended June 30, 1999 and for the period from September 16, 1998 (date of inception) to December 31, 1998

(Expressed in United States Dollars)

                                                                                          From September 16,
                                                                                                        1998
                                                                            For the six             (date of
                                                                           months ended        inception) to
                                                                          June 30, 1999    December 31, 1998
                                                         Note               (unaudited)
                                                                                    US$                  US$

Net cash used in operating activities                      8                 (1,116,699)                 --
                                                                             ----------          ----------
Cash flows from investing activities

Payments for property and equipment                                            (546,849)                 --
                                                                             ----------          ----------

Net cash used in investing activities                                          (546,849)                 --
                                                                             ----------          ----------

Cash flows from financing activities

Proceeds from issuance of common stock                                        2,008,000                  --

Principal payments under capital lease
   obligations                                                                     (271)                 --
                                                                             ----------          ----------
Net cash provided by financing activities
                                                                              2,007,729                  --
                                                                             ----------          ----------

Net increase in cash and cash equivalents
                                                                                344,181                  --

Cash and cash equivalents at beginning of period
                                                                                     --                  --
                                                                             ----------          ----------

Cash and cash equivalents at end of period                                      344,181                  --
                                                                             ==========          ==========

See accompanying notes to financial statements.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


Consolidated statement of cash flows
for the six months ended June 30, 1999 and for the period from September 16, 1998 (date of inception) to December 31, 1998

(Expressed in United States Dollars)


Major non-cash transactions

Period from January 1, 1999 to June 30, 1999 (unaudited):

(a) Property and equipment amounting to $4,871 were acquired under a capital lease during the six months ended June 30, 1999.

(b) Issuance of 8,000,000 shares to financial advisors for services rendered in connection with organisational activities of the Group at a deemed value of $300,000, in excess of $8,000 cash received.








See accompanying notes to financial statements.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


Notes to consolidated financial statements for the six months ended June 30, 1999 (unaudited) and for the period from September 16, 1998 (date of inception to December 31, 1998

(Expressed in United States Dollars)

1    Background and principal activities

Formation

First Ecommerce Asia Limited ("FEAL") (prior to December 10, 1998 named Gold Pacific Management Limited ) was incorporated in Hong Kong on September 16, 1998 with two shares of HK$1 per share issued and outstanding. On January 28, 1999 FEAL entered into an agreement and plan of merger with JRL Resources Corp. (prior to August 18, 1998 named Vantage Sales Corp.), a company incorporated in the State of Florida on November 13, 1996 with 1,025,000 common shares issued and outstanding ("JRL Resources"), which had been inactive since its formation. Pursuant to the terms of the agreement and plan of merger and related agreements, 3,015,000 newly issued shares of JRL Resources and 985,000 shares held by existing shareholders of JRL Resources were exchanged for the two shares of FEAL, and FEAL became a wholly-owned subsidiary of JRL Resources.

Issuance of common shares for organisational costs

Also on January 28, 1999, JRL Resources issued 8,000,000 shares to financial advisors for services rendered in connection with organisational activities at a deemed value of $308,000, including $8,000 cash received.

Accounting for the formation and organisational costs

The merger between JRL Resources and FEAL was a merger of a private operating company into a non-operating public shell corporation with nominal net assets that resulted in the owners and management of the private company having operating control of the combined company after the transaction. For accounting purposes, the transaction has been treated as a reverse acquisition of JRL Resources by FEAL with FEAL deemed to be the accounting acquirer. The consolidated financial statements for periods prior to the merger reflect the financial position and results of operations of FEAL since its formation. Since JRL Resources had no significant operations prior to the reverse acquisition, pro forma information giving effect to the acquisition is not presented.

The issuance of common shares to financial advisors for organisational costs were recorded at the deemed fair value of the services provided of $300,000, plus the nominal amount of cash received of $8,000, or $0.0385 per share.

JRL Resources merger with First Ecom.com, Inc.

Pursuant to an agreement and plan of merger dated February 12, 1999, JRL Resources was merged with and into First Ecom.com, Inc. ("FECI"), a company incorporated in the State of Nevada on February 12, 1999, with no shares issued and outstanding. Pursuant to the agreement and plan of merger, all of the 12,040,000 outstanding common shares of JRL Resources were exchanged on a one-for-one basis for newly issued shares of FECI, with FECI being the surviving corporation.

For accounting purposes, this merger is treated as a re-incorporation of JRL Resources as FECI.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


1    Background and principal activities (continued)

Secondary common share offering

On March 3, 1999, FECI completed a secondary stock offering of 500,000 new common shares at $4 per share pursuant to a Subscription Agreement dated March 3, 1999, and raised net proceeds totalling $2,000,000.

Formation of FEC Ltd.

On March 31, 1999, FEC Ltd. ("FECL") was incorporated in Bermuda as a wholly-owned subsidiary of FEAL (together with FECI and FEAL "the Group").

Nature of Business

The Group was established to carry on the business of online credit card transaction processing across the Internet. The Group will act as an intermediary payment system service provider between on-line merchants, consumers and banks. The principal geographic area in which the Group intends to charge its services is throughout Asia. The Group initially intends to charge its merchant customers a service fee to process their customers' purchase transactions over the Internet.

The Group intends to provide credit in its capacity as an intermediary in the processing of its individual merchant customers' transactions while simultaneously collecting amounts from their customers' credit card providers. The Group retains the risk of loss related to sales returns, fraud losses, and chargebacks which are uncollectible from its merchant customers. The Group expects to perform selective ongoing credit evaluations of its merchant customers' financial condition, and generally anticipate requiring collateral from its customers.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


Since its inception the Group has been in the development stage. The Group is in the process of acquiring and developing its software and hardware, training its personnel, performing research and development activities, and developing its markets. Through June 30, 1999, the Group has no revenues from operations.

2    Basis of preparation

The accompanying financial statements have been prepared on a going concern basis. While the Group had cash of $344,181 as of June 30, 1999, currently it is not operating or generating cash flows. The ability of the Group to continue as a going concern is ultimately dependent upon the successful start-up of operations, including placing in service the Group's operating software and hardware as well as developing sufficient markets. Management believes that the Group will be able to attract additional working capital to fund its requirements throughout the development stage. However, there can be no assurance that the Group's business once started will be successful or that such funds, will be available to the Group on commercially reasonable terms or at all.

3    Summary of significant accounting policies

(a)  Principles of consolidation

The consolidated financial statements include the financial statements of FECI and its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

(b)  Revenue recognition

Service revenues are to be recognized in the period the service is rendered. Provisions for uncollectible amounts are to be made when the related revenue is recognized.

(c)  Cash and cash equivalents

Cash and cash equivalents consist of money market instruments with original maturities of three months or less.

(d)  Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation.

Depreciation is calculated using the straight line basis over the anticipated useful lives of the assets as follows:

Leasehold improvements                              Over the term of the leases
Computer equipment and processing system                           3 to 5 years
Furniture, fixtures and office equipment                                5 years

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


(e)  Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date. A valuation allowance is recognised to reduce the deferred tax assets if it is more likely than not that all or some portion of the deferred tax assets will not be realised.

(f)  Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

3    Summary of significant accounting policies (continued)

(g)  Use of estimates

Management of the Group has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(h)  Translation of foreign currencies

The functional currency of the Group is the Hong Kong dollar. Transactions in currencies other than the functional currency are translated at exchange rates ruling at the transaction dates. Balances in currencies other than the functional currency are translated at the exchange rates ruling at the balance sheet date. Exchange gains and losses are dealt with in the statement of operations.

The functional currency balance sheets of the Group are translated into United States dollars at the rate of exchange prevailing at the balance sheet date and the functional currency statements of operations are translated at average rates. Adjustments resulting from the translation of the financial statements into United States dollars are recorded as other accumulated comprehensive income.

(i)  Research and development and advertising

Research and development, and advertising costs are expensed as incurred. Research and development costs amounted to $Nil (unaudited) and $Nil (audited) respectively in the six-month period ended June 30, 1999 and the period from September 16, 1998 (date of inception) to December 31, 1998. Advertising costs amounted to $151,940 (unaudited) and $Nil (audited) respectively in the six-month period ended June 30, 1999 and the period from September 16, 1998 (date of inception) to December 31, 1998.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


(j)  Start-up and pre-operating costs

Start-up and pre-operating costs are expensed as incurred.

(k)  Long-lived assets

The Group accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

3    Summary of significant accounting policies (continued)

(l)  Stock-based compensation

The Group has a stock-based compensation plan, as discussed in Note 7. The Group has accounted for the effect of its stock-based compensation plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Group has elected to adopt only the disclosure based requirements of SFAS No. 123 "Accounting for Stock-Based Compensation" and as such has disclosed the proforma effects on net income (loss) and net income
(loss) per share data as if it had elected to use the fair value approach to account for the stock-based compensation plan.

(m)  Basic and diluted loss per share

SFAS No. 128, "Earnings Per Share" requires the presentation of basic net income per share, and for companies with complex capital structures, diluted net income per share.

As of June 30, 1999 and December 31, 1998 potentially diluting shares totalling 1,112,500 (unaudited) and Nil (audited), respectively, for employee share options with exercise prices less than the average market price that could dilute basic earnings per share in the future, were not included in earnings per share as their effect was anti-dilutive for those periods.

4    Income taxes

As the Group is in its development stage and incurred losses since its inception, no income tax expenses were recognised for the six months period ended June 30, 1999 (unaudited) and for the period from September 16, 1998 (date of inception) to December 31, 1998 (audited).

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


4    Income taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 are presented below:

                                                                   June 30, 1999
                                                                     (unaudited)
                                                                             US$

Deferred tax liabilities:
   Property and equipment, principally due to
       Differences in depreciation                                           81
                                                                       --------

Deferred tax assets:

   Net operating loss carry forward                                         242

   Less valuation allowance                                                (161)
                                                                       --------

   Net deferred tax assets                                                   81
                                                                       --------

Net deferred tax assets/liabilities                                          --
                                                                       ========


The tax effects of temporary differences and carry forwards that give rise to deferred tax assets and liabilities were $Nil as at December 31, 1998 (audited).

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998

5    Property and equipment

Details of the Group's property and equipment are as follows:


                                                     June 30,
                                                         1999       December 31,
                                                  (unaudited)               1998
                                                      US$               US$

Leasehold improvements                                   6,395              --
Computer equipment and processing system               505,532              --
Furniture, fixture and office equipment                 39,793              --

                                                       551,720              --

Less accumulated depreciation                         (28,277)              --
                                                      --------       ---------

                                                       523,443              --
                                                     =========       =========

Depreciation expense charged to results of operations was $28,277 for the six months ended June 30, 1999.

6    Leases

The Group has an obligation under a capital lease for office equipment. At June 30, 1999 (unaudited) and December 31, 1998 (audited), the gross amount of property and equipment and related accumulated depreciation held under the capital lease were as follows:

                                             June 30, 1999
                                                (unaudited)       December 31,
                                                                          1998
                                                    US$                US$

Office equipment                                   4,871                 --
Less accumulated depreciation                       (162)                --
                                                  ------             ------

                                                   4,709                 --
                                                  ======             ======

Depreciation of office equipment held under capital lease is included in depreciation expense for the six months ended June 30, 1999.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998

6    Leases (continued)

Future minimum lease payments under non cancellable operating leases and future minimum capital lease payments as of June 30, 1999 (unaudited) are:

                                                               Capital lease       Operating lease
                                                                     US$                  US$

   Six months ending December 31, 1999                                   982               190,279
   Years ending December 31,
     2000                                                              1,965               502,690
     2001                                                              1,965               101,262
     2002                                                                655                     -
                                                                  ----------            ----------

                                                                       5,567               794,231
                                                                                          ========
Less amount representing interest                                      (967)
                                                                  ----------

Present value of net minimum lease payments                            4,600

Less current instalments of obligations under capital
   lease                                                             (1,624)
                                                                  ----------
Obligations under capital lease, excluding current
   instalments                                                         2,976
                                                                    ========

There were no capital or operating leases as at December 31, 1998 (audited).

Rental expense for operating leases for the six months ended June 30, 1999 (unaudited) and for the period from September 16, 1998 (date of inception) to December 31, 1998 (audited) were $47,187 and $Nil respectively.

7    Stock options

Pursuant to a written consent of the directors on March 30, 1999, 3,000,000 shares of FECI's common stock have been reserved for issuance to employees of the Group under an employee stock option plan.

On June 22, 1999, the board of directors approved the granting of share options to certain employees of the Group. Under this stock option plan, the grantees are allowed to purchase up to 1,112,500 shares of FECI's common stock at a price of $7.65 per share. The fair value of the shares at the date of grant was $9.06 and related compensation expense will be recorded over the two-year vesting period. 50% of these options are exercisable on and after June 22, 2000 and the remaining 50% are exercisable on and after June 22, 2001. All of these options, if remain unexercised, will expire on June 22, 2004.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


7    Stock options (continued)

Had compensation costs been determined consistent with the fair value approach enumerated in SFAS No. 123, the Group's net loss for the six months ended June 30, 1999 (unaudited) and the period from September 16, 1998 (date of inception) to December 31, 1998 (audited) would have been increased as indicated below:

                                                                       From September
                                            For the six months      16, 1999 (date of
                                                ended June 30,          inception) to
                                              1999 (unaudited)      December 31, 1998
                                                           US$              (audited)
                                                                                  US$

Net loss                As reported                  1,285,799                     --
                        Proforma                     1,334,728                     --

Net loss per share      As reported                       0.12                     --
                        Proforma                          0.13                     --

The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used: risk-free interest rate of 5.5%; expected life of 3 years; 51.45% expected volatility; and no dividends.

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


7    Stock options (continued)

 A summary of the Group's stock option plan is presented below:

                                                                                    From September 16,
                                                 For the six months                    1999 (date of
                                                ended June 30, 1999               inception) to December
                                                    (unaudited)                          31, 1998
                                                                   US$                                US$
                                                                 Weighted                           Weighted
                                                Number            average            Number          average
                                                    of           exercise                of         exercise
                                               options              price           options            price
                                               -------           --------           -------         --------

Outstanding at beginning
   of period                                        --                 --                --               --
Granted                                      1,112,500              $7.65                --               --
Exercised                                           --                 --                --               --
Forfeited                                           --                 --                --               --
                                             ---------          ---------         ---------        ---------
Outstanding at end of period                 1,112,500              $7.65                --               --
                                             =========          =========         =========        =========

Options exercisable at period end                   --                 --                --               --
                                             =========          =========         =========        =========

Fair value of options granted
   during the period                                                $3.82                                 --
                                                                =========                          =========

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


8    Reconciliation of net loss to net cash used in operating activities

The reconciliation of net loss to net cash used in operating activities for the six months ended June 30, 1999 (unaudited) and the period from September 16, 1998 (date of inception) to December 31, 1998 (audited) is as follows:

                                                                            From September 16,
                                                          For the six            1998 (date of
                                                         months ended            inception) to
                                                        June 30, 1999        December 31, 1998
                                                          (unaudited)
                                                             US$                   US$

Net loss for the period                                   (1,285,799)               --
Organisational costs in excess of cash paid                  300,000                --
Stock compensation costs                                      30,672
Depreciation of property and equipment                        28,277                --
Increase in other receivables and prepaid expenses          (380,931)               --

Increase in amounts due from employees
   and stockholders                                          (68,309)               --
Increase in accounts payable                                 164,103                --
Increase in accrued expenses                                  58,065
Increase in deferred rent                                     37,223                --
                                                           ---------         ---------

Net cash used in operating activities                     (1,116,699)               --
                                                          ==========         =========

The Group paid $57 and $Nil for interest for the six months ended June 30, 1999 (unaudited) and for the period from September 16, 1998 (date of inception) to December 31, 1998 (audited) respectively.

9    Related party transactions

Period from January 1, 1999 to June 30, 1999 (unaudited)

(a) Asia Internet Limited ("AIL") is considered a related party to the Group by virtue of its owner being a director and stockholder of the Group. AIL provided technical support, system maintenance and other professional services to the Group and purchased computer and office equipment on behalf of the Group. During the six-month period ended June 30, 1999, the Group advanced $88,438 to AIL for the above services. The amounts charged by AIL to the Group for technical support, system maintenance and other professional services and purchase of computer and office equipment on the Group's behalf were $23,989 and $33,565 respectively. As at June 30, 1999, AIL owed the Group $30,884 (unaudited) (As at December 31, 1998: $Nil (audited)).

                                           First Ecom.com, Inc. and subsidiaries
                                     (a group of companies in development stage)
                      Consolidated financial statements for the six months ended
                                                       June 30, 1999 (unaudited)
        Consolidated financial statements for the period from September 16, 1998
                                        (date of inception) to December 31, 1998


(b) Issuance of 8,000,000 shares to financial advisors for services rendered in connection with organisational activities of the Group at a deemed value of $300,000, in excess of $8,000 cash received.

(c) A director and shareholder of the Group is a partner in a firm of solicitors to which the Group has paid legal fees in the ordinary course of its business. The amount paid during the six-month period ended June 30, 1999 was $61,629.

10   Post balance sheet events

On August 10, 1999, the Group entered into a loan agreement ("the Agreement") with a company owned by three shareholders of the Group ("the Lender") for the advance of a $1,000,000 three-month term loan to the Group. Pursuant to the terms of the Agreement, the loan bears interest at 12% per annum and is convertible into the common shares of the Group at $8 per share at the Lender's option. The Lender was also granted warrants to subscribe to 100,000 common shares of the Group at $8.50 per share, exercisable for 5 years commencing on August 10, 1999.